EXHIBIT 10.1

January 31, 2006

Mr. Steven R. Springsteel
20400 Steven Creek Boulevard, Suite 400
Cupertino, CA 95014

Dear Steve:
This letter sets forth the terms and conditions of your employment with Chordiant Software, Inc. (the "Company" or "Chordiant") as its President and Chief Executive Officer reporting directly to the Board of Directors (the "Board"). Upon execution by the parties, this letter agreement shall be deemed effective February 1, 2006.

1. As President and Chief Executive Officer of Chordiant, you will perform the duties customarily associated with this position and such duties commensurate with your position as may be assigned to you by the Board.
2. Your annual base salary will be $495,000, less standard payroll deductions and withholdings, paid on the Company's regular payroll dates. The Compensation Committee of the Board will review your base salary in the last calendar quarter of 2006, however the Board is not obligated to increase your base salary at that time.
3. You will be eligible for bonuses under Chordiant's 2006 Executive Bonus Plan (prorated for the second quarter of 2006. Your target bonus for the 2006 fiscal year is 80% of your prorated base salary. Except as otherwise set forth in this paragraph concerning your eligibility for participation, bonuses will be earned, calculated and paid under the terms and conditions set forth in the 2006 Executive Bonus Plan.
4. Subject to approval by the Board, upon acceptance of this offer, you will be granted an option ("Initial Option") for one million shares (1,000,000) of common stock of the Company under the Company's 2005 Equity Incentive Plan. The Initial Option will be subject to a four year vesting schedule (1/48 per month), and shall be governed in all respects by the terms and conditions specified in the applicable plan documents and option agreement between you and the Company. Notwithstanding the foregoing, the terms of this offer letter relating to vesting in the event of a Change of Control (as defined below), a resignation for Good Reason (as defined below), or termination without Cause (as defined below) shall govern in the event of a conflict between this offer letter and any applicable plan documents, option agreements or restricted share agreements.
5. You will be eligible for all standard Company benefits, including four weeks' paid vacation and medical and dental coverage as well as the following non-standard benefit: a term life insurance policy in the amount of $1,000,000 (with premiums paid by the Company.) For purposes of Company benefits, you will be given service credit for your prior tenure with the Company. The Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.
6. As a condition of your employment, you will be expected to abide by the Company's written policies and procedures, and to sign and comply with the Company's standard form of Proprietary Information and Inventions Agreement. The Company is committed to maintaining a high standard of business conduct and ethics. As a condition of your employment, you will be expected to: (i) fully comply with the Company's Code of Business Conduct and Ethics, (ii) perform your duties in compliance with law, (iii) report to the Board of Directors in candor and absolute truthfulness, and (iv) assist in the development and implementation of effective internal control over financial reporting.
7. In the event of the consummation of a Change in Control (as defined herein), the Company will accelerate the vesting of any equity compensation that you have been granted (other than the Initial Option) as of the effective date of the Change in Control such that the equity compensation shall be fully vested for such additional twelve (12) month period as of the effective date of the Change in Control. In the case of the Initial Option, the Initial Option shall become fully vested as of the effective date of the Change of Control. As a condition to receiving such additional vesting, you agree that you shall provide the Company with a full and effective release and waiver of any claims or rights against the Company or related parties in the form attached as Exhibit A. Following such Change in Control, you shall continue to vest in the remaining award in accordance with the original vesting schedule (after giving effect to the foregoing acceleration) at the same rate as immediately prior to the Change in Control provided that you continue to remain employed with the Company as of each vesting date.
For purposes of this offer letter, a Change in Control shall mean: (i) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.
8. Either you or the Company may terminate your employment relationship at any time with or without Cause. If the Company terminates your employment without Cause (as defined herein) at any time, or you resign your employment for Good Reason (as defined herein) at any time, then: (i) the Company will make severance payments to you in the form of monthly payments in the amount of one hundred thousand dollars ($100,000) for ten (10) months following the termination date, payable on the Company's ordinary payroll dates, subject to standard payroll deductions and withholdings; provided, however, that the Company shall defer or accelerate such payments as required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A; and (ii) the vesting of any equity compensation that you have been granted through the last day of your employment will automatically accelerate such that the shares subject to each grant that would have vested had you remained employed for one year beyond the termination date will be fully vested for such additional one year period as of the termination date. Such acceleration shall be in addition to any accelerated vesting you previously received upon the consummation of a Change of Control but in no event the amount of equity compensation in which you shall vest shall exceed the amount of the original grant. As a condition to receiving any of these severance benefits, you agree that you shall provide the Company with a full and effective release and waiver of any claims or rights against the Company or related parties in the form attached as Exhibit A.
If you resign without Good Reason or your employment is terminated for Cause, all compensation and benefits will cease immediately, and you will receive no further compensation or benefits from the Company, including (without limitation) the items listed in the preceding paragraph.
For purposes of this offer letter, "Cause" shall mean: (i) conviction of, or plea of nolo contendere to, a felony; (ii) participation in a fraud against the Company; (iii) participation in an act of dishonesty against the Company intended to result in your substantial personal enrichment; (iv) willful material breach of the Company's written policies; (v) intentional significant damage to the Company's property; (vi) material breach of this offer letter or your Proprietary Information and Inventions Agreement; or (vii) conduct by you that, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve provided that in such event, the Company shall provide notice to you describing the nature of the gross unfitness and you shall thereafter have ten (10) days to cure such gross unfitness if such gross unfitness is capable of being cured. The Company may not terminate your employment for Cause unless and until you receive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board of Directors of the Company ("Board") finding that in the good faith opinion of the Board, you were guilty of the conduct constituting "Cause" and specifying the particulars thereof in detail. The Company shall provide you with reasonable notice of the Board vote and an opportunity for you, together with your counsel, to be heard before the Board vote. Physical disability will not constitute Cause.
For purposes of this letter offer letter, "Good Reason" shall mean that any one of the following events occurs during your employment with the Company without your consent: (i) any reduction in your annual base salary and bonus opportunity, except to the extent that the annual base salaries and bonus opportunities of all other executive officers of the Company are similarly reduced; (ii) any material reduction in your benefits and incentives, or any action by the Company that would materially and adversely affect your participation in, or reduce your benefits under any such plans, except to the extent that such benefits and incentives of all other executive officers of the Company are similarly reduced; (iii) any material change in your position or responsibilities (including a change in your title without your consent or your ceasing to report to the Board) that represents an adverse change from your position or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after you give notice thereof; (iv) the Company's requiring you to relocate to any place outside of a twenty-five (25) mile driving distance of your current work site, except for reasonably required travel on the business of the Company or its affiliates or unless you accept such relocation opportunity; (v) any failure to pay you any compensation or benefits to which you are entitled within fifteen (15) days of the date due; or (vi) the Board's failure to re-nominate you as a member of the Board of Directors upon the expiration of your Board term. You may terminate your employment for Good Reason so long as you tender your resignation to the Company within thirty (30) days after the occurrence of the event that forms the basis for the resignation for Good Reason; provided, however, that first you shall provide written notice to the Company describing the nature of the event that you believe forms the basis for your resignation for Good Reason, and the Company shall thereafter have ten (10) days to cure such event.
9. The Company agrees to directly pay your legal fees associated with entering into this offer letter, up to $15,000, upon receiving invoices for such services.
10. In the event that the payments and benefits provided for in this offer letter (such payments and benefits hereinafter referred to as "Payments") constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), and the aggregate value of such Payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder is less than the product obtained by multiplying 3.59 by your "base amount" within the meaning of Code Section 280G(b)(3), then such Payments shall be reduced to the extent necessary (but only to that extent) so that no portion of such Payments will be subject to the Excise Tax. Alternatively, in the event that the Payments constitute "parachute payments" within the meaning of Section 280G of the Code, the Payments would be subject to the Excise Tax, and the aggregate value of the Payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder is equal to or greater than the product obtained by multiplying 3.59 by your "base amount" within the meaning of Code Section 280G(b)(3), then you shall receive (i) a payment from the Company sufficient to pay such excise tax plus any interest or penalties incurred by you with respect to such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to you pursuant to this sentence (together, the "Excise Tax Gross-Up Payment"). Notwithstanding anything to the contrary set forth herein, the maximum amount of the Excise Tax Gross - Up Payment which the Company shall be obligated to pay shall be $1,500,000.
For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) any other payments or benefits received or to be received by you in connection with transactions contemplated by a Change in Control, including your termination of employment (whether pursuant to the terms of this offer letter or any other plan, arrangement or agreement with the Company), shall be treated as "parachute payments" within the meaning of Section 280G of the Code or any similar or successor provision, and all "excess parachute payments" within the meaning of Section 280G or any similar or successor provision shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company such other payments or benefits (in whole or in part) do not constitute parachute payments, or such parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G (or any similar or successor provision of the Code) in excess of the base amount within the meaning of Section 280G (or any similar or successor provision of the Code), or such Payments are otherwise not subject to the Excise Tax; (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Payments or (b) the amount of the excess parachute payments within the meaning of Section 280G; (iii) the value of any non-cash benefits or any deferred payment or benefit and any related determinations shall be made by the accounting firm that is the Company's outside tax accountants at the time of such determination, which firm must be reasonably acceptable to you (the "Accounting Firm") in accordance with the principles of Section 280G of the Code.
For purposes of determining the amount of the Excise Tax Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the date the Excise Tax Gross-Up Payment is to be made, net of the permissible reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
In the event that the Excise Tax is subsequently determined to be less than the amount taken into account under this paragraph 10, you shall repay to the Company (promptly following the time at which the amount of such reduction in Excise Tax is finally determined the portion of the Excise Tax Gross-Up Payment attributable to such reduction (plus the portion of the Excise Tax Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Excise Tax Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.
In the event that the Excise Tax is subsequently determined to exceed the amount taken into account under this paragraph 10 (including by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Gross-Up Payment), the Company shall make an additional Excise Tax Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess at the rate provided in Section 1274(b)(2)(B) of the Code) promptly following the time at which the amount of such excess is finally determined in accordance with the principles set forth in this paragraph 10.
All determinations required to be made under this paragraph 10 shall be made by the Accounting Firm. The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and you. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).
11. This offer letter, together with any applicable restricted share and other equity compensation agreements, and your Proprietary Information and Inventions Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and Chordiant with respect to the terms and conditions of your employment. In entering into this offer letter, neither party is relying upon any promise or representation, written or oral, other than those expressly contained herein, and this offer letter supersedes any other such promises, representations or agreements. It may not be amended or modified except in a written agreement signed by you and a duly authorized Company officer. As required by law, this offer of employment is subject to proof of your right to work in the United States.

If you agree to the terms as described above, please sign below and return this letter to me.
Very truly yours,

/s/ Sam Spadafora
Sam Spadafora
Chairman of the Board of Directors
Chordiant Software, Inc.

Agreed and Accepted:
By: /s/ Steven R. Springsteel____________________
Steven R. Springsteel

Date: _January 31, 2006________________________

Exhibit A

RELEASE AGREEMENT FOR EMPLOYEES 40 YEARS OF AGE OR OLDER

In exchange for the severance or change in control benefits I am receiving to which I would not otherwise be entitled, I hereby release, acquit and forever discharge the Company, and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Notwithstanding the previous sentence, the parties agree that I will continue to be covered by the terms and conditions of the Indemnity Agreement entered into between me and the Company (the "Indemnity Agreement"), if any, and the terms of the Company's D&O insurance policy for claims against me that arise out of matters or events that occurred prior to my termination (or, if applicable, a Change of Control). This release does not extend to any severance benefits due me under the offer letter to which this is attached as Exhibit A or any rights to indemnification I may have under the Indemnity Agreement or the Company's D&O insurance policy.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following my execution of this Release to revoke my agreement to it; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by me.

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.
DATED: AGREED:
[Employee's Name]

Dated:_________________	Agreed:__________________________ [Employee's Name]